EXHIBIT 99.1

Crown Media Holdings Announces
Financial Results for Second Quarter 2003

GREENWOOD VILLAGE, Colo. — August 14, 2003 - Crown Media Holdings, Inc. (NASDAQ: CRWN) today reported its operating results for the three and six months ended June 30, 2003.

Operating Highlights for the Quarter

•	Crown Media’s net revenue in the second quarter of 2003 increased 16% to $45.4 million, from $39.3 million in the prior year’s second quarter. Advertising revenues for the quarter totaled $23.7 million, an increase of 26% from the second quarter of 2002.

•	Hallmark Channel subscribers increased 15% to 108.6 million worldwide as of June 30, 2003, from 94.4 million subscribers as of June 30, 2002. The channel ended the quarter with 51.8 million subscribers in the United States and 56.8 million international subscribers across 122 countries. Subscribers to our domestic channel increased 11%, and subscribers to our international channels increased 19% over the second quarter 2002. Since the beginning of 2003, the channel has expanded its reach in the U.S. with launches in several major markets, including Philadelphia, Detroit, Phoenix, Akron and Rochester.

•	For the quarter ended June 30, 2003, the U.S. channel posted its fourth consecutive quarter of record ratings in household delivery. This quarter was the channel’s highest quarter ever for total day, with a 67% increase in household ratings and a 113% increase in homes delivered when compared to the second quarter of 2002. It was also the channel’s best quarter for prime time, with a 40% increase in ratings to 0.7 and a 61% increase in homes delivered versus the second quarter of 2002. In addition, the quarter boasted the channel’s highest telecast to-date, with the original movie Love Comes Softly averaging a 2.7 household rating.

•	This month marks the second anniversary of the rebranding of the U.S. channel, which has been the fastest growing ad-supported cable network since its re-launch in August 2001. For July 2003, the Hallmark Channel climbed to twelfth in total day with a 0.5 household rating and sixteenth for prime time with a 0.8 household rating among all ad-supported cable networks. Distribution has increased 62% in the past two years, adding over 20 million subscribers. The channel also ranks first in viewing time and audience retention among all ad-supported cable networks according to Nielsen in its most recent report.

•	The channel continues to make strides in developing its programming schedule. In the area of original movies, Hallmark Channel is tied for number one in the U.S. delivering five of the 25 top rated original movies on cable networks. In September, the channel will introduce several newly acquired series, including M*A*S*H, Matlock and Little House on the Prairie. Next month will also mark the debut of the second season of the award-winning original series Adoption.

•	International markets have demonstrated a steady growth in ratings and a recovery from the impact of the war coverage earlier in the year in certain territories. The UK reported its highest ratings to date for this quarter, with growth of 20% in June alone. The channel now ranks seventh in the U.K. among all cable and satellite channels for adults. Similar success is evident in other markets including Spain, Denmark, Poland and South Africa.

•	The company recently announced that it sold a $400 million senior unsecured note to a subsidiary of Hallmark Cards. Approximately $330 million of the proceeds were used to repurchase the Company’s preferred trust securities, and the remainder was used to reduce the outstanding amount on its revolving bank facility. The eight year senior unsecured note provides for no cash interest payments for the first four years and bears interest at a rate of 10.25% per annum.

“We are very pleased with the outstanding results we are delivering,” stated David Evans, President and CEO of Crown Media Holdings. “Our ratings and household deliveries are at an all-time high, the breadth and depth of our programming line-up has increased considerably since our relaunch two years ago, paving the way for expanded distribution and increased advertising revenues. Our management team has worked diligently to maximize the efficiency of our operations, evidenced by the significant reduction in operating and administrative costs as compared to last year. The additional investment by our parent company, Hallmark Cards, has reduced our cash interest costs and increased our liquidity, while demonstrating Hallmark’s commitment to Crown Media and their fundamental belief in the strategic value of our company. We expect to continue these trends in the second half of 2003, with the goals of achieving EBITDA break-even by the end of the year and generating positive cash flow in 2004.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported net revenue of $45.4 million for the second quarter of 2003, a 16% increase from $39.3 million for the second quarter of 2002. Subscriber fee revenue in the second quarter increased 5% to $17.9 million, from $17.0 million in the prior year’s quarter, as a result of increased distribution of our channel internationally. Advertising revenue increased 26% to $23.7 million during the quarter, from $18.9 million in the second quarter of 2002, reflecting increased distribution, an enhanced programming schedule, higher ratings for our channels and higher advertising rates, specifically in our domestic market. Licensing fees for our library increased to $3.9 million during the quarter, from $3.5 million in the prior year’s quarter, due to the timing of license period start dates. Based on existing agreements, we expect our licensing fees to increase in the third quarter 2003.

Crown Media reported net revenue of $87.4 million for the six months ended June 30, 2003, an 11% increase from $78.8 million in 2002. Subscriber fee revenue in the six months decreased 3% to $33.9 million, from $34.9 million in the prior year’s period, as a result of increased marketing support costs associated with amendments to domestic long-term distribution agreements partially offset by increased distribution of our channel internationally. Advertising revenue increased 38% to $46.0 million during the six months ended June 30, 2003, from $33.4 million in the same period of 2002, reflecting increased distribution, an enhanced programming schedule, higher ratings for our channels and higher advertising rates, specifically in our domestic market and the United Kingdom. Licensing fees for our library decreased to $7.4 million during the six months ended June 30, 2003, from $10.5 million in the prior year’s period, due to the timing of license period start dates.

For the second quarter of 2003, total cost of services decreased to $50.3 million from $50.5 million during the same quarter of 2002. Within cost of services, programming expenses increased 8% quarter over quarter to $24.1 million. For the three months ended June 30, 2003, amortization of film assets increased to $6.8 million from $5.5 million during the same quarter of 2002 primarily due to our use of a higher amortization rate for our film assets. We also expanded distribution and entered into new or revised agreements in the U.S. in 2002, which called for an increase in subscriber acquisition fees. The resulting expense related to these fees was $6.6 million in 2003 versus $5.3 million in 2002. Operating costs, which include playback, dubbing and subtitling, transponder and interstitial expenses, decreased 29% from $16.3 million to $11.6 million for the second quarter of 2003, as a result of lower salary, benefit, satellite and transponder expenses resulting from our 2002 reorganization. Selling, general and administrative expenses decreased to $12.3 million for the three months ended June 30, 2003, from $12.4 million in the year earlier period. Marketing expenses decreased to $8.7 million for the three months ended June 30, 2003, from $10.6 million in the year earlier period primarily due to more efficient media buys for our domestic channel in 2003 as compared to 2002.

For the six months ended June 30, 2003, total cost of services decreased to $98.2 million from $100.1 million during the same period of 2002. Within cost of services, programming expenses increased 3% period over period to $47.5 million. For the six months ended June 30, 2003, amortization of film assets increased to $13.6 million from $12.7 million during the same period of 2002 primarily due to our use of a higher amortization rate for our film assets. We also expanded distribution and entered into new or revised agreements in the U.S. in 2002, which called for an increase in subscriber acquisition fees. The resulting expense related to these fees was $12.6 million in 2003 versus $9.5 million in 2002. Operating costs, which include playback, dubbing and subtitling, transponder and interstitial expenses, decreased 25% from $29.5 million to $22.1 million during the six months ended June 30, 2003, as a result of lower salary, benefit, satellite and transponder expenses resulting from our 2002 reorganization. Selling, general and administrative expenses decreased to $26.5 million for the six months ended June 30, 2003, from $29.0 million in the year earlier period. These decreases resulted from a reduction in salary, benefit, consulting and travel expenses. Marketing expenses decreased to $14.2 million for the six months ended June 30, 2003, from $20.4 million in the year earlier period primarily due to more efficient media buys for our domestic channel in 2003 as compared to 2002.

The loss before interest, taxes, depreciation, and amortization (including subscriber acquisition fee expense) totaled $9.8 million for the second quarter of 2003, compared to an EBITDA loss of $20.3 million for the same period last year. Cash used in operating activities totaled $25.1 million for the second quarter of 2003 compared to $37.6 million for the same period last year. The net loss for the three month period ended June 30, 2003, totaled $49.4 million, or $0.47 per share, compared to $44.0 million, or $0.42 per share, in the second quarter of 2002. During 2003, Crown Media’s preferred securities accreted at a rate of 18% as compared to 14% in 2002. Additionally, the Company had a loss on its derivative liability of $944,000 relating to its preferred securities for the three months ended June 30, 2003, as compared to a gain on its derivative liability of $7.6 million in 2002.

The loss before interest, taxes, depreciation, and amortization (including subscriber acquisition fee expense) totaled $19.9 million for the six months ended June 30, 2003, compared to an EBITDA loss of $42.2 million for the same period last year. Cash used in operating activities totaled $73.4 million for the six months ended June 30, 2003, compared to $94.4 million for the same period last year. The net loss for the six month period ended June 30, 2003, totaled $96.1 million, or $0.92 per share, compared to $100.1 million, or $0.96 per share, in the same period last year. The Company had a loss on its derivative liability of $688,000 relating to its preferred securities for the six months ended June 30, 2003, as compared to a gain on its derivative liability of $5.4 million in 2002.

Conference Call and Webcast to be Held August 14 at 11:00 a.m. ET
Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the second quarter 2003 results. Investors and interested parties may listen to the call via a live webcast accessible through the investor relations section of the Company’s web site at www.hallmarkchannel.com. To listen, please register and download audio software at the site at least 15 minutes prior to the start time. The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, August 14, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 55892009.

About Crown Media Holdings
 Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. and more than 120 countries. The combined channels have nearly 110 million subscribers worldwide. Significant investors in Crown Media Holdings include: Hallmark Entertainment Investments Co.; Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and Hughes Electronics Corporation.

Forward-looking Statements
 Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; costs domestically to expand the distribution of our channel; fluctuations in the availability of programming;

fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-Q Report for the three months ended March 31, 2003. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of EBITDA
 Crown Media evaluates operating performance based on several factors, including EBITDA. Crown Media considers EBITDA an important indicator of the operational strength and performance of its businesses, including the ability to provide cash flows to service debt and fund capital expenditures. We believe it is common practice in our industry for investment bankers and other investors to use various multiples of current or projected EBITDA for purposes of estimating current or prospective enterprise value and as one of many measures of performance. Some investment analysts track the relationship of EBITDA to total debt as one measure of financial strength. Our EBITDA calculation eliminates the amount of non-cash depreciation of tangible assets, amortization of film assets (but not amortization of program license fees) and subscriber acquisition fees, interest expense and accretion and income taxes. However, EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA and believe presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses.

For additional information, please contact:
Mindy Tucker
Vice President, Corporate Development
Crown Media Holdings, Inc.
212.445.6688
mindytucker@hallmarkchannel.com

Crown Media Holdings, Inc.
Selected Unaudited Second Quarter Financial Information
($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Subscriber fees	$17,864	$16,961	$33,890	$34,868
Advertising	23,321	17,313	45,330	30,713
Advertising from Hallmark Cards	350	1,540	700	2,710
Film asset license fees	3,865	3,472	7,404	10,451
Other	23	21	57	34

Net revenues	45,423	39,307	87,381	78,776
Cost of services:
Affiliate programming	9,987	9,380	18,724	19,762
Non-affiliate programming	14,087	12,855	28,793	26,224
Amortization of film assets	6,809	5,467	13,586	12,715
Subscriber acquisition fee expense	6,610	5,265	12,606	9,512
Depreciation and amortization	1,186	1,186	2,371	2,372
Operating costs	11,591	16,305	22,083	29,530

Total cost of services	50,270	50,458	98,163	100,115
Selling, gen. & admin.expenses	12,285	12,414	26,450	28,981
Marketing expenses	8,732	10,569	14,171	20,363
Depreciation and amortization	2,648	2,421	5,071	4,641

Loss from operations	$(28,512)	$(36,555)	$(56,474)	$(75,324)

Net loss	$(49,397)	$(44,047)	$(96,087)	$(100,057)

Net loss per share	$(0.47)	$(0.42)	$(0.92)	$(0.96)

Weighted avg. shares outstanding	104,465	104,328	104,465	104,227

Crown Media Holdings, Inc.
Consolidated Balance Sheet Data
(In thousands)

	As of June 30,	As of December 31,
	2003	2002

	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$8,286	$335
Accounts receivable, less allowance for doubtful accounts of $8,016 and $7,516, respectively	45,895	41,629
Program license fees — affiliates, net of accumulated amortization	24,720	12,632
Program license fees — non-affiliates, net of accumulated amortization	52,838	46,557
Subtitling and dubbing, net of accumulated amortization	2,830	3,265
Prepaids and other assets	12,067	12,837

Total current assets	146,636	117,255
Restricted cash	340	340
Program license fees — affiliates, net of current portion	32,416	37,318
Program license fees — non-affiliates, net of current portion	55,987	51,470
Subtitling and dubbing, net of current portion	938	1,051
Film assets, net of accumulated amortization	775,260	786,826
Subscriber acquisition fees, net of accumulated amortization	125,981	140,265
Property and equipment, net of accumulated depreciation	31,733	35,612
Goodwill	314,033	314,033
Debt issuance costs, net of accumulated amortization	5,555	6,309
Prepaids and other assets, net of current portion	1,556	1,783

Total assets	$1,490,435	$1,492,262

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued liabilities	$38,641	$47,425
Subscriber acquisition fees payable	24,030	45,930
License fees payable to affiliates	28,053	8,104
License fees payable to non-affiliates	49,939	50,652
Payables to affiliates	7,702	6,680
Interest payable to HC Crown	1,069	10
Credit facility and other interest payable	592	871
Capital lease obligation	1,495	1,433
Deferred film asset license fees	402	599

Total current liabilities	151,923	161,704
Accrued liabilities, net of current portion	24,311	31,385
Subscriber acquisition fees payable, net of current portion	1,500	2,624
License fees payable to affiliates, net of current portion	60,229	60,229
License fees payable to non-affiliates, net of current portion	41,465	39,206
Note payable to HC Crown	75,000	5,000
Payable to Hallmark Entertainment Holdings, Inc.	52,052	52,052
Payable to Hallmark Entertainment, Inc.	47,948	47,948

Credit facility	320,000	320,000
Capital lease obligation, net of current portion	8,526	9,290
Convertible debt	50,816	47,916
Derivative liability	1,962	762

Total liabilities	835,732	778,116
COMMITMENTS AND CONTINGENCIES
GUARANTEED PREFERRED BENEFICIAL INTEREST IN CROWN MEDIA TRUST'S DEBENTURES	236,162	221,551
REDEEMABLE PREFERRED MINORITY INTEREST	25,000	25,000
STOCKHOLDERS’ EQUITY:
Class A common stock	738	738
Class B common stock	307	307
Paid-in capital	1,280,865	1,259,242
Accumulated other comprehensive income	1,057	647
Accumulated deficit	(889,426)	(793,339)

Total stockholders’ equity	393,541	467,595

Total liabilities and stockholders’ equity	$1,490,435	$1,492,262

Crown Media Holdings, Inc.
Selected Unaudited Second Quarter Financial Information
($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Net loss	$(49,397)	$(44,047)	$(96,087)	$(100,057)
Amortization of film assets	6,809	5,467	13,586	12,715
Subscriber acquisition fee expense	8,068	7,164	15,508	13,351
Depreciation and amortization	3,834	3,607	7,442	7,013
Guaranteed Preferred Beneficial Interest Expense	12,171	1,176	23,218	11,778
Interest expense and accretion	7,514	5,673	14,856	11,763
Income tax provision	1,200	643	1,539	1,192

Earnings before interest, taxes, depreciation and amortization	$(9,801)	$(20,317)	$(19,938)	$(42,245)

Programming, subtitling and dubbing amortization	23,465	21,585	48,259	45,796
Provision for allowance for doubtful account	238	2,740	1,566	3,310
Stock-based compensation	320	6	323	12
Changes in operating assets and liabilities:
Additions to program license fees	(20,698)	(14,719)	(65,813)	(59,328)
Additions to subscriber acquisition fees	(364)	(2,912)	(1,224)	(5,848)
Decrease in subscriber acquisition fees payable	(12,494)	(3,425)	(23,024)	(14,617)
Interest paid	(4,873)	(4,595)	(10,116)	(9,572)
Income taxes paid	(1,200)	(643)	(1,539)	(1,192)
Changes in other operating assets and liabilities, net of adjustments above	303	(15,305)	(1,941)	(10,749)

Operating cash flow	$(25,104)	$(37,585)	$(73,447)	$(94,433)